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                                                                    EXHIBIT 99.1

To the Stockholders and Board of Directors
Earl Scheib, Inc.

     We have audited the accompanying consolidated balance sheet of Earl Scheib, Inc. and subsidiaries as of April 30, 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended April 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Earl Scheib, Inc. and subsidiaries as of April 30, 1995, and the consolidated results of their operations and cash flows for each of the two years in the period ended April 30, 1995 in conformity with generally accepted accounting principles.

                                          /s/ BDO SEIDMAN, LLP

Los Angeles, California
June 26, 1995